Oasis Petroleum Pre-Packaged Restructuring Plan Confirmed by Court
Expects to Emerge from Chapter 11 Within 30 Days with Strengthened Balance Sheet
Upstream Operations and Production Continuing in Normal Course
HOUSTON, Nov. 10, 2020 /PRNewswire/ -- Oasis Petroleum Inc. ("Oasis Petroleum" or the "Company") today announced that the United States Bankruptcy Court for the Southern District of Texas (the "Court") has confirmed its "pre-packaged" restructuring plan (the "Plan") to strengthen the Company's balance sheet and reduce its prepetition funded debt by $1.8 billion. The Plan was approved by all three of the voting classes of holders of impaired claims and interests entitled to vote on the Plan. The Company expects to successfully complete its financial restructuring and emerge from Chapter 11 within 30 days.
Highlights include:
•Of the ballots received, the Plan received 100% acceptance from the revolving lender group, 95% acceptance from the bondholder group, full acceptance from Mirada, and 77% acceptance from the common equity group.
•Reducing annual interest expense by $112.5 million through the elimination of $1.8 billion of senior unsecured notes.
•Leverage on the E&P business is expected to be reduced to approximately 1.0x upon completion of the Plan.
•Oasis has aggressively hedged during the Company's restructuring process and currently has 29 mbopd swapped at $42.09 in 2021, 19 mbopd swapped at $42.74 in 2022, and 14 mbopd swapped at $43.68 in 2023.
Chairman and Chief Executive Officer, Thomas B. Nusz commented, "Today's ruling is an important milestone for Oasis as we continue to advance our restructuring process on an expedited basis. On behalf of the entire Oasis team, I thank all our stakeholders, including lenders, noteholders, vendors, royalty interest owners, working interest owners and surface owners, as well as our valued customers and employees, for their continued support and business."
Mr. Nusz continued, "As always, Oasis remains committed to the highest standards of environmental stewardship, safety and operational excellence. Oasis is continuing operations and production as usual, while also prioritizing the safety of our employees and communities. We look forward to completing our financial restructuring and emerging as an even stronger company."
Consistent with the previously announced Restructuring Support Agreement, the Plan implements a financial restructuring of the Company's balance sheet. The Plan is designed to have no impact on the Company's operations. Oasis continues to pay in the ordinary course all employee wages and benefits while meeting its obligations to the Company's royalty interest owners, working interest owners and surface owners.
Oasis Midstream Partners (NASDAQ: OMP), an independent legal entity operated as a Master Limited Partnership, and all subsidiaries in which it owns an equity interest are not included in Oasis Petroleum's Chapter 11 proceedings. Oasis Midstream Partners continues to operate as normal.
As a result of Oasis' Chapter 11 proceedings, the Company's securities have been delisted from the NASDAQ. The Company's common stock currently trades on the OTC Pink Marketplace under the symbol "OASPQ."

Additional Resources
Additional information is available on the Company's website at www.OasisPetroleumRestructuring.com. In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by Oasis Petroleum's claims agent, Kurtzman Carson Consultants LLC, at www.kccllc.net/oasis. Information is also available by calling toll-free (866) 480-0830 (U.S./Canada) or (781) 575-2040 (International), as well as by email at OasisInfo@kccllc.com.
Tudor, Pickering, Holt & Co. and Perella Weinberg Partners are acting as financial advisors for the Company, Kirkland & Ellis LLP is acting as legal advisor and AlixPartners, LLP is acting as restructuring advisor.
Evercore is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Porter Hedges LLP are acting as legal advisors to the Ad Hoc Committee of Senior Noteholders.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of onshore, unconventional crude oil and natural gas resources in the United States. For more information, please visit the Company's website at www.oasispetroleum.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent Form 10-Q and its 2019 Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These forward-looking statements include the expected timing of completion of the restructuring and emergence from Chapter 11 proceedings. There is no assurance that the goals and timing herein can or will be met. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing its estimates as of any future date. The Company assumes no obligation to update its forward-looking statements.
CONTACT: Investors: Bob Bakanauskas, Director, Investor Relations, (281) 404-9600; Media: Joele Frank, Wilkinson Brimmer Katcher, Andrew Siegel / Jed Repko, (212) 355-4449

SOURCE Oasis Petroleum Inc.

Related Links •www.oasispetroleum.com